Exhibit 10.4

EXECUTION COPY

EMPLOYMENT AGREEMENT

This Employment Agreement (the “Agreement”) dated as of this 5th day of March, 2003 by and between Metals USA, Inc., a Delaware corporation (the “Company”), and William R. Bennett (“Executive”).

RECITALS

A.            As of the Effective Date, the Company is engaged primarily in the business of providing metals processing, metals fabricating, and/or specialty metals services; and

B.            Executive is employed by the Company in a confidential relationship wherein Executive, in the course of Executive’s employment with the Company, has and will continue to become familiar with and aware of information as to the Company’s customers, specific manner of doing business, including the processes, techniques and trade secrets utilized by the Company, and future plans with respect thereto, all of which has been and will be established and maintained at great expense to the Company; this information is a trade secret and constitutes the valuable good will of the Company; and

C.            The parties desire to agree to the various matters described herein and to memorialize those agreements herein.

NOW, THEREFORE, in consideration of the mutual promises and covenants set forth herein, it is hereby agreed as follows:

1.             Employment and Duties.

(a)           Effective November 1, 2002 (the “Effective Date”), the Company hereby employs Executive as Senior Vice President of the Company and President of the Plates & Shapes Group.  As such, Executive shall have responsibilities, duties and authority reasonably accorded to and expected of, and consistent with Executive’s positions and will report directly to the Office of the Chairman of the Company until a President has been hired by the Board of Directors of the Company (the “Board”) and then to the President, unless otherwise ordered by the Board.  Executive hereby accepts this employment upon the terms and conditions herein contained and, subject to Section 3 hereof, agrees to devote Executive’s full business time, attention and efforts to promote and further the business of the Company.

(b)           Executive shall faithfully adhere to, execute and fulfill all policies established by the Company, as such policies may be changed from time to time by the Company, including the Company’s Code of Conduct.

2.             Compensation.  For all services rendered by Executive, the Company shall compensate Executive as follows:

(a)           Base Salary.  As of the Effective Date, the base salary payable to Executive shall be $280,000 per year, payable on a regular basis in accordance with the Company’s standard payroll procedures.  On an annual basis, the Company will review Executive’s performance and may make increases to such base salary if, in its discretion, any such increase is warranted.

(b)           Executive Perquisites, Benefits, Annual Bonus and Other Compensation.  Executive shall be entitled to receive additional benefits and compensation from the Company in such form and to such extent as specified below:

(i)            For calendar years 2003 and 2004, Company shall pay Executive a minimum annual bonus of $70,000, each year, pro rated for any partial year that Executive works and payable at the same time that the Company customarily pays annual bonuses.

(ii)           Admittance for participation for Executive and Executive’s dependent family members under health, hospitalization, disability, dental, life and other insurance plans that the Company may have in effect from time to time, with benefits provided to Executive under this clause (ii) to be at least equal to such benefits provided to Company employees generally, and participation in any senior executive health plans established by the Company.

(iii)          Reimbursement for all business travel and other out-of-pocket expenses reasonably incurred by Executive in the performance of Executive’s services pursuant to this Agreement.  All reimbursable expenses shall be appropriately documented in reasonable detail by Executive upon submission of any request for reimbursement, and in a format and manner consistent with the Company’s expense reporting policy.

(iv)          The Company shall provide Executive with executive perquisites as may be available to or deemed appropriate for Executive by the Board, including participation in all other Company-wide employee benefits, including equity incentive plans and programs at levels comparable to the President of the Flat Rolled Group as are available from time to time.

3.             Non-Competition Agreement.

(a)           Executive shall not, during the term of Executive’s employment hereunder, be engaged in any other business activity pursued for gain, profit or other pecuniary advantage unless, in its sole discretion, the Company has determined that such business activity will not interfere with Executive’s duties and responsibilities hereunder.  The foregoing limitations shall not be construed as prohibiting Executive from making personal investments in such form or manner as will neither require Executive’s services in the operation or affairs of the companies or enterprises in which such investments are made nor violate the terms of this Section 3.  In addition, Executive shall not, during the period of Executive’s employment by or with the Company, and for a period of twelve

(12) months immediately following termination of Executive’s employment pursuant to Sections 4(b)(ii), (iii), (iv) or (v) of this Agreement (such period to be referred to as the “Restricted Period”), directly or indirectly, for Executive or on behalf of or in conjunction with any other person, persons, company, partnership, corporation or business of whatever nature:

(i)            engage, as an officer, director, shareholder, owner, partner, joint venturer, or in a managerial capacity, whether as an employee, independent contractor, consultant or advisor, or as a sales representative, in the business of a metal service center as currently operated by the Company’s Plates and Shapes Group (“Plates & Shapes”), within 200 miles of where any Plates & Shapes entity conducts business, including any territory serviced by Plates & Shapes (the “Territory”);

(ii)           call upon any person who is, at that time, an employee of the Company (including its subsidiaries) in a managerial capacity for the purpose or with the intent of enticing such employee away from or out of the employ of the Company (including its subsidiaries);

(iii)          call upon any person or entity which is, at that time, or which has been, within twelve (12) months prior to that time, a customer of Plates & Shapes within the Territory for the purpose of soliciting or selling products or services in competition with Plates & Shapes within the Territory; or

(iv)          call upon any prospective acquisition candidate, on Executive’s own behalf or on behalf of any competitor, which candidate was, to Executive’s actual knowledge after due inquiry, either called upon by the Company (including its subsidiaries) or for which the Company made an acquisition analysis, for the purpose of acquiring such entity.

Notwithstanding the above, the foregoing covenant shall not be deemed to prohibit Executive from acquiring as an investment not more than one percent (1%) of the capital stock of a competing business, whose stock is traded on a national securities exchange or over-the-counter.

(b)           Because of the difficulty of measuring economic losses to the Company as a result of a breach of the covenants in this Section 3, and because of the immediate and irreparable damage that could be caused to the Company for which it would have no other adequate remedy, Executive agrees that the foregoing covenant may be enforced by the Company in the event of breach by Executive, by injunctions and restraining orders.

(c)           It is agreed by the parties that the foregoing covenants in this Section 3 impose a reasonable restraint on Executive in light of the activities and business of the Company on the date of the execution of this Agreement and the current plans of the Company but it is also the intent of the Company and Executive that such covenants be construed and enforced in accordance with the changing activities, business and locations of the Company throughout the term of this covenant, whether before or after the date of termination of the employment of Executive.  For example, if, during the term of this Agreement, the Company engages in new and different activities, enters a new business or establishes new locations for its current activities or business in addition to or other than the activities or business enumerated under the Recitals above or the locations currently established therefore, then Executive will be precluded from soliciting the customers or employees of such new activities or business or from such new location and from directly competing with such new business within 200 miles of its then-established operating location(s) through the term of this covenant.  It is further agreed by the parties hereto that, in the event that Executive shall cease to be employed hereunder, and shall enter into a business or pursue other activities not in competition with the Company, or similar activities or business in locations the operation of which, under such circumstances, does not violate clause (a) of this Section 3, and in any event such new business, activities or location are not in violation of this Section 3 or of Executive’s obligations under this Section 3, if any, Executive shall not be chargeable with a violation of this Section 3 if the Company shall thereafter enter the same, similar or a competitive (i) business, (ii) course of activities or (iii) location, as applicable unless the business plans of the Company or any of its subsidiaries at the time of Executive’s termination of employment include similar lines of business or activities..

(d)           The covenants in this Section 3 are severable and separate, and the unenforceability of any specific covenant shall not affect the provisions of any other covenant.  Moreover, in the event any court of competent jurisdiction shall determine that the scope, time or territorial restrictions set forth are too broad or unreasonable, then it is the intention of the parties that such restrictions be enforced to the fullest extent which the court deems reasonable, and the Agreement shall thereby be reformed.  If any portion of this Section 3 shall be invalid or unenforceable, such invalidity or unenforceability shall in no way be deemed or construed to affect in any way the enforceability of any other portion of this Section 3.

(e)           All of the covenants in this Section 3 shall be construed as an agreement independent of any other provision in this Agreement, and the existence of any claim or cause of action of Executive against the Company, whether predicated on this Agreement or otherwise, shall not constitute a defense to the enforcement by the Company of such covenants.  It is specifically agreed that the period of twelve (12) months following termination of employment stated at the beginning of this Section 3, during which the agreements and covenants of Executive made in this Section 3 shall continue to be effective, shall be computed by excluding from such computation any time during which Executive is in violation of any provision of this Section 3.  Executive specifically agrees that the restrictions in this Section 3 are reasonable, and that none of the restrictions shall cause any unreasonable hardship to Executive.

4.             Term; Termination; Rights on Termination.

(a)           General.  Executive’s employment under this Agreement shall begin on the Effective Date and continue for twenty six (26) months until December 31, 2004 (the “Term”) unless it is terminated earlier pursuant to the provisions of this Section 4.  Either party may elect to not renew this Agreement for one additional year by giving the other party at least ninety (90) days written notice prior to December 31, 2004 that such party will not renew this Agreement.  Unless Executive elects not to renew this Agreement as provided above, Company shall have the option to extend the term of this Agreement for one (1) year, on the same terms as then in existence, provided that Company gives Executive at least ninety (90) days written notice prior to December 31, 2004 (the “Renewal Term”).

(b)           Termination, Non-Renewal.  This Agreement and Executive’s employment may be terminated in any one of the following ways

(i)            Death.  The death of Executive shall immediately terminate this Agreement with no severance compensation due to Executive’s estate.

(ii)           Disability.  If, as a result of incapacity due to physical or mental illness or injury, Executive shall have been absent from full-time duties hereunder for four (4) consecutive months, or one hundred twenty (120) days in any rolling one-year period, then thirty (30) days after receiving written notice (which notice may occur before or after the end of such four (4) month or one hundred twenty (120) day period, but which shall not be effective earlier than the last day of either such period), the Company may terminate Executive’s employment hereunder provided Executive is unable to resume full-time duties with or without reasonable accommodation at the conclusion of such notice period.  Also, Executive may terminate Executive’s employment hereunder if Executive’s health should become impaired to an extent that makes the continued performance of Executive’s duties hereunder hazardous to Executive’s physical or mental health or life, provided that Executive shall have furnished the Company with a written statement from a qualified doctor to such effect and provided, further, that, at the Company’s request made within thirty (30) days of the date of such written statement, Executive shall submit to an examination by a doctor selected by the Company who is reasonably acceptable to Executive or Executive’s doctor.  In the event this Agreement is terminated as a result of Executive’s disability, Executive shall receive from the Company, in a lump-sum payment due within ten (10) days of the effective date of termination, the base salary at the rate then in effect for whatever time period is remaining under the Term or Renewal Term (as the case may be) for one (1) year, whichever amount is greater; provided, however, that any such payments shall be reduced by the amount of any disability insurance payments payable to the Executive as a result of such disability.

(iii)          Cause.  The Company may terminate this Agreement immediately for Cause (defined below).  In the event of a termination for Cause, Executive shall have no right to any severance compensation.

(iv)          Without Cause or by Executive for Good Reason.  At any time after the commencement of employment, the Company may terminate this Agreement without Cause or Executive may terminate this Agreement for Good Reason (defined below), effective thirty (30) days after written notice is provided to the other party.  Should Executive be terminated by the Company without Cause or should Executive terminate with Good Reason during the Term or the Renewal Term (as the case may be), Executive shall receive from the Company, within fourteen (14) days of the effective date of termination, the greater of (a) the base salary and bonus to be paid for the remaining Term or (b) $350,000.

(v)           Resignation or Termination without Good Reason.  If Executive resigns or otherwise terminates his employment without Good Reason, Executive shall receive no severance compensation.

(vi)          Non-Renewal, Extension of Non-Compete after Renewal Term.  In the event either the Company or Executive elects not to renew this Agreement for the one-year Renewal Term as provided herein, then Executive shall not be bound by the non-competition terms set forth in Section 3 above after the end of the Term.  However, in the event of:  (1) a non-renewal election by either party at the end of the Term, or (2) a termination of employment by the Company without Cause or by Executive for Good Reason during the Renewal Term, the Company shall have the exclusive right to elect to pay Executive an aggregate amount of $100,000 in cash over twelve (12) months from the end of the Term or Renewal Term (as the case may be), payable in installments as determined by the parties, plus Executive shall also receive twelve (12) months of Company health benefits and other perquisites commencing at the end of the Term or Renewal Term (as the case may be), on an uninterrupted basis, and Executive shall be subject to the terms and conditions of Section 3 for an additional twelve (12) months commencing at the end of the Term or Renewal Term (as the case may be).

(c)           Certain Terminations.  If Executive is terminated without Cause or terminates his employment hereunder with Good Reason, (1) Executive shall receive twelve (12) months of Company health benefits and other perquisites commencing at the end of the Term or Renewal Term (as the case may be), on an uninterrupted basis, and (2) the vesting of all of Executive’s unvested stock grants or stock options (if any are then outstanding) shall be immediately accelerated upon the date of termination of employment and, with respect to any stock options, shall remain outstanding and exercisable for the period set forth in the applicable option agreement or option plan.

(d)           Effect of Any Termination of Employment.  Upon termination of this Agreement for any reason, Executive shall be entitled to receive all earned and unpaid compensation and all benefits and reimbursements due through the effective date of termination.  Additional compensation subsequent to termination, if any, will be due and payable to Executive only to the extent and in the manner expressly provided herein.  Except with respect to any benefits or payments to which Executive may be entitled under the terms and conditions of any benefit plan or applicable law, all other rights and obligations of the Company and Executive under this Agreement shall cease as of the effective date of termination; provided, however, that the parties agree that the Company’s obligations under this Section 4 and Section 8, and Executive’s obligations under Sections 3, 5, 6, 7 and 15 herein shall survive such termination in accordance with their terms unless otherwise provided herein.

(e)           Definitions.

(i)            “Cause” shall mean any of the following:  (a) Executive’s material breach of this Agreement, including any of Company’s policies included or applicable under Section 1(b) above; (b) Executive’s negligence in the performance or intentional nonperformance of any of Executive’s material duties and responsibilities hereunder after ten (10) days written notice during which Executive has not cured such negligence or intentional nonperformance; (c) Executive’s dishonesty, fraud or misconduct with respect to the business or affairs of the Company which  adversely affect the operations or reputation of the Company.

(ii)           “Good Reason” shall mean any of the following:  (a) Executive is demoted by means of an absolute reduction in authority, responsibilities or duties to a position of less stature or importance within the Company than the position described in Section 1 hereof; or (b) Executive’s annual base salary as determined pursuant to Section 2 hereof is reduced, unless Executive has agreed in writing to that demotion or reduction or (c) Company materially breaches this Agreement with respect to payment of compensation hereunder; or (d) the relocation of Executive’s office more than fifty (50) miles from its location on the Effective Date without Executive’s written concurrence; provided, however, that if any office relocation in excess of fifty (50) miles should result in Executive’s home at the time of the relocation being closer to the new office than prior to the relocation, such relocation shall not be an occurrence of “Good Reason.”

5.             Return of Company Property.  All records, designs, patents, business plans, financial statements, manuals, memoranda, lists and other property delivered to or compiled by Executive by or on behalf of the Company, its subsidiaries or their representatives, vendors or customers which pertain to the business of the Company shall be and remain the property of the Company and be subject at all times to its discretion and control.  Likewise, all correspondence, reports, records, charts, advertising materials and other similar data pertaining to the business, activities or future plans of the Company which is collected by Executive shall be delivered promptly to the Company without request by it upon termination of Executive’s employment.

6.             Inventions.  Executive shall disclose promptly to the Company any and all significant conceptions and ideas for inventions, improvements and valuable discoveries, whether patentable or not, which are conceived or made by Executive, solely or jointly with another, during the period of employment or within one (1) year thereafter, and which are directly related to the business or activities of the Company or its subsidiaries and which Executive conceives as a result of Executive’s employment by the Company.  Executive hereby assigns and agrees to assign all Executive’s interests therein to the Company or its nominee.  Whenever requested to do so by the Company, Executive shall execute any and all applications, assignments or other instruments that the Company shall deem necessary to apply for and obtain Letters Patent of the United States or any foreign country or to otherwise protect the Company’s interest therein.

7.             Confidentiality.  During the Restricted Period and thereafter, except as provided below, Executive shall not, without the written consent of the Board or a person authorized thereby, disclose to any person, other than an employee of the Company or any of its subsidiaries or a person to whom disclosure is reasonably necessary or appropriate in connection with the performance by Executive of his duties as an executive of the Company, any confidential information learned by him while in the employ of the Company with respect to the Company’s business, including but not limited to trade secrets, technology, know-how, processes, any business data, information regarding any of the Company’s or its subsidiaries’ customers, practices, or operations, and other proprietary information, the disclosure of which Executive knows or should know will be damaging to the business, strategy or reputation of the Company or any of its subsidiaries; provided however, that confidential information shall not include any information (i) known to Executive or in Executive’s lawful possession at the Effective Date of this Agreement, (ii) known generally to the public (other than as a result of unauthorized disclosure by Executive), (iii) of a type not reasonably considered confidential by persons engaged in the same business or a business similar to that conducted by the Company or any subsidiary, or (iv) which Executive may be required to disclose by any applicable law, order, or judicial or administrative proceeding.

8.             Indemnification.  In the event Executive is made a party to any threatened, pending or contemplated action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by the Company against Executive or by Executive against the Company), by reason of the fact that Executive is or was performing services under this Agreement, then the Company shall indemnify Executive against all expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement, as actually and reasonably incurred by Executive in connection therewith.  In the event that both Executive and the Company are made a party to the same third party action, complaint, suit or proceeding, the Company agrees to engage counsel, and Executive agrees to use the same counsel, provided that if counsel selected by the Company shall have a conflict of interest that prevents such counsel from representing Executive, Executive may engage separate counsel and the Company shall pay all reasonable attorneys’ fees of such separate counsel.  The Company shall not be required to pay the fees of more than one law firm except as described in the preceding sentence, and shall not be required to pay the fees of more than two law firms under any circumstances.  Further, while Executive is expected at all times to use Executive’s best efforts to faithfully discharge Executive’s duties under this Agreement, Executive cannot be held liable to the Company for errors or omissions made in good faith where Executive has not exhibited gross negligence, intentional nonperformance of his duties hereunder, willful dishonesty, fraud or misconduct, or performed criminal or fraudulent acts which materially damage the business of the Company.

9.             No Prior Agreements.  Executive hereby represents and warrants to the Company that the execution of this Agreement by Executive and Executive’s employment by the Company and the performance of Executive’s duties hereunder will not violate or be a breach of any agreement with a former employer, client or any other person or entity.  Further, Executive agrees to indemnify the Company for any claim, including, but not limited to, attorneys’ fees and expenses of investigation, by any such third party that such third party may now have or may hereafter come to have against the Company based upon or arising out of any non-competition agreement, invention or secrecy agreement between Executive and such third party which was in existence as of the date of this Agreement.

10.           Assignment; Binding Effect.  Executive understands that Executive has been selected for employment by the Company on the basis of Executive’s personal qualifications, experience and skills.  Executive agrees, therefore, that Executive cannot assign all or any portion of Executive’s performance under this Agreement.  Subject to the preceding, this Agreement shall be binding upon, inure to the benefit of and be enforceable by the parties hereto and their respective heirs, legal representatives, successors and assigns.

11.           Change in Control.

(a)           Executive understands and acknowledges that the Company or Plates & Shapes may be sold, merged or consolidated with or into another entity or that the Company may undergo another type of Change in Control.  In the event such a sale, merger or consolidation or other Change in Control is initiated and consummated prior to the end of the Term or the Renewal Term, then the provisions of this Section 11 shall be applicable.

(b)           In the event of a Change in Control, then such Change in Control shall be deemed to be a termination of this Agreement by the Company without Cause during the Term or the Renewal Term and Executive shall be paid a lump sum payment equal to the greater of (a) the remaining amount due under this Agreement (base salary plus bonus) as if the Term had continued; or (b) the total compensation (base salary plus one year’s bonus) paid to Executive over the previous twelve (12) months; plus Executive shall receive the benefits set forth in Section 4(c) above, and Executive shall be bound by the terms of Section 3 for twelve (12) months beyond December 31, 2004 or December 31, 2005, as the case may be.  In addition, the Company, or its successor, shall retain the right until the date upon which Executive’s employment would otherwise have ended on the last day of the Term or the Renewal Term, as the case may be, to elect to extend the non-competition terms of Section 3 for (twelve) 12 months by electing to compensate Executive as provided in Section 4(b)(vi) during the twelve-month period following the end of the Term or Renewal Term, as the case may be.

(c)           The effective date of termination will be the closing date of the transaction giving rise to the Change in Control and all compensation, reimbursements and lump-sum payments due Executive must be paid in full by the Company at or prior to such closing.  The vesting of all unvested options and grants of stock shall be immediately accelerated upon the Change in Control, and Executive will be given sufficient time and opportunity to elect whether to exercise all or any of his vested options and stock grants, such that he may convert the options and stock grants to shares of the Company’s Common Stock at or prior to the closing of the transaction giving rise to the Change in Control, if he so desires.

(d)           A “Change in Control” shall be deemed to have occurred if:

(i)            any person, other than the Company or an employee benefit plan of the Company, acquires directly or indirectly the beneficial ownership (as defined in Section 13(d) of the Securities Exchange Act of 1934, as amended) of any voting security of the Company and immediately after such acquisition such Person is, directly or indirectly, the Beneficial Owner of voting securities representing 50% or more of the total voting power of all of the then-outstanding voting securities of the Company;

(ii)           the following individuals no longer constitute a majority of the members of the Board of Directors of the Company:  (A) the individuals who, as of November 1, 2002, constitute the Board of Directors of the Company (the “Original Directors”); (B) the individuals who thereafter are elected to the Board of Directors of the Company and whose election or nomination for election, to the Board of Directors of the Company was approved by a vote of at least two-thirds (2/3) of the Original Directors then still in office (such directors becoming “Additional Original Directors” immediately following their election); and (C) the individuals who are elected to the Board of Directors of the Company and whose election or nomination for election, to the Board of Directors of the Company was approved by a vote of at least two-thirds (2/3) of the Original Directors and Additional Original Directors then still in office (such directors also becoming “Additional Original Directors” immediately following their election);

(iii)          the Board and/or the Stockholders of the Company shall approve the sale or liquidation distribution of more than 50% of the “Plates and Shapes Group” operations to an entity not owned or controlled by the Company; or

(iv)          the stockholders of the Company shall approve a plan of complete liquidation of the Company or an agreement for the sale or disposition by the Company of all or a substantial portion of the Company’s assets (i.e., 50% or more of the total assets of the Company).

(e)           Executive must be notified in writing by the Company at any time that the Company or any member of its Board anticipates that a Change in Control may take place.

(f)            Executive shall be reimbursed by the Company or its successor for any excise taxes that Executive incurs under Section 4999 of the Internal Revenue Code of

1986, as a result of any Change in Control.  Such amount will be due and payable by the Company or its successor within ten (10) days after Executive delivers a written request for reimbursement accompanied by a copy of his tax return(s) showing the excise tax actually incurred by Executive.

12.           Complete Agreement.  This Agreement sets forth the entire agreement of the parties hereto relating to the subject matter hereof and supersedes any other employment agreements or understandings, written or oral, between the Company and Executive.  This Agreement is not a promise of future employment.  Executive has no oral representations, understanding or agreements with the Company or any of its officers, directors or representatives covering the same subject matter as this Agreement.  This written Agreement is the final, complete and exclusive statement and expression of the agreement between the Company and Executive and of all the terms of this Agreement, and it cannot be varied, contradicted or supplemented by evidence of any prior or contemporaneous oral or written agreement.  This written Agreement may not be later modified except by written agreement signed by a duly authorized officer of the Company and Executive, and no term of this Agreement may be waived except by a writing signed by the party waiving the benefit of such term.

13.           Notice.  Whenever any notice is required hereunder, it shall be given in writing addressed as follows:

To The Company:	Metals USA, Inc.
Attn: John Hageman, General Counsel
Three Riverway, Suite 600
Houston, Texas 77056
Telephone: 713/965-0990
Fax: 713/965-0067

To Executive:	William R. Bennett
709 Planters Row
Wilmington, N.C. 28405

Notice shall be deemed given and effective on the earlier of three (3) days after the deposit in the U.S. mail of a writing addressed as above and sent first class mail, certified, return receipt requested, or when actually received by means of hand delivery, delivery by Federal Express or other courier service, or by facsimile transmission.  Either party may change the address for notice by notifying the other party of such change in accordance with this Section 13.

14.           Severability; Headings.  If any portion of this Agreement is held invalid or inoperative, the other portions of this Agreement shall be deemed valid and operative and, so far as is reasonable and possible, effect shall be given to the intent manifested by the portion held invalid or inoperative.  The Section headings herein are for reference purposes only and are not intended in any way to describe, interpret, define or limit the extent or intent of the Agreement or of any part hereof.

15.           Arbitration.  With the exception of Sections 3, 6 and 7, any unresolved dispute or controversy arising under or in connection with this Agreement shall be settled exclusively by arbitration, conducted before a panel of three (3) arbitrators in Wilmington, North Carolina  in accordance with the National Rules for the Resolution of Employment Disputes of the American Arbitration Association (“AAA”) then in effect, provided that Executive shall comply with the Company’s grievance procedures in an effort to resolve such dispute or controversy before resorting to arbitration, and provided further that the parties may agree to use arbitrators other than those provided by the AAA.  The arbitrators shall not have the authority to add to, detract from, or modify any provision hereof not to award punitive damages to any injured party.  The arbitrators shall have the authority to order back-pay, severance compensation, vesting of options (or cash compensation in lieu of vesting of options), reimbursement of costs, including those incurred to enforce this Agreement, and interest thereon in the event the arbitrators determine that Executive was terminated without disability or Cause, or that the Company has otherwise materially breached this Agreement.  A decision by a majority of the arbitration panel shall be final and binding.  Judgment may be entered on the arbitrator’s award in any court having jurisdiction.  The direct expense of any arbitration proceeding shall be divided equally between the parties and each party shall pay its own attorneys’ fees regardless of the outcome of the arbitration.

16.           Governing Law.  This Agreement shall in all respects be construed according to the laws of the State of North Carolina.

17.           Counterparts.  This Agreement may be executed simultaneously in two (2) or more counterparts, each of which shall be deemed an original and all of which together shall constitute but one and the same instrument.

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IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the day and year first above written.

COMPANY:

METALS USA, INC.

By:	/s/ JOHN A HAGEMAN
Name:	John A Hageman
Title:	Sr. Vice President & General Counsel

EXECUTIVE:

/s/ WILLIAM R. BENNETT
William R. Bennett